Verde Resources To Kickstart Carbon Farming With Biochar In Missouri

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Feb 10, 2022, 09:45 ET

LA BELLE, Mo., Feb. 10, 2022 /PRNewswire/ -- Verde Resources Inc. (OTCQB: VRDR) Verde Resources wholly owned subsidiary Verde Renewables, signed a lease-to-purchase agreement for a 24-acre property in La Belle, creating more than 30 new jobs in rural Missouri.

"We are very excited about the future of La Belle, Missouri. Verde will be the go-to green company in the Midwest for forward thinking soil and climate solutions," expressed Carl Craven, Director of Verde Resources.



La Belle, Missouri

"This company's expansion will enhance our critically important agriculture industry while creating quality jobs..."

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"We can make an immediate impact on the local farming industries, addressing several factors affecting the soil and environment. Processing biochar and regenerative compost will tackle the dairy industry's waste issues while addressing the world's emissions problems."

The Company plans to establish a catalytic Biofraction™ pyrolysis line, technology that processes bio-waste into regenerative resources through a temperature controlled, catalytic vacuum thermochemical process operated within a carbon-neutral environment, and a regenerative solution to mitigating the high quantities of harmful greenhouse gasses secreted

into the atmosphere. Through this process, the Company will create, package and distribute regenerative compost; an organic soil blend of biochar, wood vinegar, and bio-gas.

"Our state is a leader in the growing agricultural technology sector, and we're thrilled to see innovative companies like Verde Resources investing in Missouri," said Governor Mike Parson.

"This company's expansion will enhance our critically important agriculture industry while creating quality jobs in our rural north region. Verde Resources is a welcome addition to a growing list of cutting-edge agtech companies who see Missouri as a prime location for growth."

Regenerative agriculture can be defined as an approach of holistic farming practices towards topsoil management that enhances ecosystem biodiversity which focuses on improving the water, air, and soil quality, while decreasing the impact of climate change. Biochar is a key part of regenerative agriculture assisting in nourishing ecosystems, able to mitigate the effects of climate change by simultaneously capturing carbon and methane.

"This is an incredibly exciting project that we are blessed to have here in Northeast Missouri," Missouri State Senator Cindy O'Laughlin said.

"I've seen some of the details and I believe this innovative practice will reap both financial and environmental rewards for our farming communities."

In order to reach Net Zero by 2050, the objective of sequestering large amounts of carbon with biochar and its application in farmland and topsoil, is a smart, clean, carbon negative way to improve soil fertility and promote higher crop yields. With new incentives available such as carbon credits, available in exchange for the amount of carbon sequestered, will help facilitate biochar being a widely implemented farming practice. These types of incentives can assist in the popularity and growth of biochar's role in regenerative agriculture and its effects on the climate.

"I am very familiar with this project," said Missouri State Representative Greg Sharpe.

"It has great potential for using the byproduct we produce, and I very much look forward to the continued progress of this enterprise."

The new Biofraction™ processing and packaging facility will be a welcome fixture in La Belle's landscape, generating local job opportunities and providing social economic benefits to the residents of the town and state of Missouri. The site will begin operations in Q1 2022. The Company understands the importance of converting bio-waste as part of a progressive approach towards 2050 and reducing greenhouse gases, another step towards its mission of Going Green and Beyond.

SOURCE Verde Resources Inc.